Exhibit 4.1

ENLINK MIDSTREAM, LLC,

as Issuer,

ENLINK MIDSTREAM PARTNERS, LP,

as Guarantor, and

COMPUTERSHARE TRUST COMPANY, N.A.,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of January 31, 2025

to

Indenture dated as of December 17, 2020

5.625% Senior Notes due 2028

Table of Contents

Page

Section 1 Capitalized Terms.	2

Section 2 Assumption; Succession.	2

Section 3 Ratification and Effect.	2

Section 4 Governing Law.	2

Section 5 The Trustee.	2

Section 6 Conflicts.	3

Section 7 Miscellaneous.	3

Section 8 Counterparts.	3

i

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of January 31, 2025 (this “First Supplemental Indenture”), is among Elk Merger Sub II, L.L.C., a Delaware limited liability company (the “New Issuer”) and a direct, wholly-owned subsidiary of ONEOK (as defined below), EnLink Midstream Partners, LP, a Delaware limited partnership (the “Guarantor”), and Computershare Trust Company, N.A., as successor trustee to Wells Fargo Bank, National Association, under the Indenture referred to below (the “Trustee”).

RECITALS

WHEREAS, EnLink Midstream, LLC, a Delaware limited liability company (the “Old Issuer”), the Guarantor, and the Trustee have entered into that certain Indenture, dated as of December 17, 2020 (the “Indenture”), pursuant to which the Old Issuer has issued its 5.625% Senior Notes due 2028 (the “Notes”);

WHEREAS, in accordance with the terms and conditions of the Agreement and Plan of Merger, dated as of November 24, 2024, by and among ONEOK, Inc., an Oklahoma corporation (“ONEOK”), Elk Merger Sub I, L.L.C., a Delaware limited liability company and a direct, wholly-owned subsidiary of ONEOK (“Merger Sub”), the New Issuer, the Old Issuer, and EnLink Midstream Manager, LLC, a Delaware limited liability company and the managing member of the Old Issuer, (i) on the date hereof, Merger Sub is being merged with and into the Old Issuer (the “First Merger”), with the Old Issuer surviving the First Merger as the surviving Delaware limited liability company and (ii) promptly following the First Merger, but in any event on the same day as the First Merger and as part of the same overall transaction as the First Merger, at the effective time of the Second Merger (as defined below), the Old Issuer, as the surviving entity in the First Merger, is being merged with and into the New Issuer (the “Second Merger”), with the New Issuer surviving the Second Merger as the surviving Delaware limited liability company;

WHEREAS, in accordance with Section 9.01(a) of the Indenture, the Indenture may be supplemented without the consent of the Holders of any of the Notes to provide for the assumption by a Successor Company of the covenants, agreements, and obligations of the Company under the Indenture and the Notes, pursuant to Article X of the Indenture;

WHEREAS, Section 10.02 of the Indenture provides that in the case of any transaction in accordance with Section 10.01 of the Indenture, and upon such assumption by the successor entity, by supplemental indenture, the New Issuer shall succeed to and be substituted for the Old Issuer with the same effect as if the New Issuer had been named as the “Company” in the Indenture;

WHEREAS, in accordance with Section 10.01 of the Indenture, (i) the New Issuer is delivering this First Supplemental Indenture to expressly assume all the obligations of the Old Issuer under the Indenture and the Notes and (ii) the Guarantor is delivering this First Supplemental Indenture to expressly confirm that its Guarantee shall continue to apply to the obligations under the Notes and the Indenture;

WHEREAS, the Old Issuer, has delivered or is delivering to the Trustee an Officers’ Certificate and an Opinion of Counsel required by Sections 9.03, 10.01 and 13.05 of the Indenture; and

WHEREAS, all requirements necessary to make this First Supplemental Indenture a valid, binding and enforceable instrument in accordance with its terms have been done and performed, and the execution and delivery of this First Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in consideration of the premises hereof, the parties have executed and delivered this First Supplemental Indenture, and the New Issuer and the Trustee agree for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes, as follows:

Section 1 Capitalized Terms.

Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Indenture.

Section 2 Assumption; Succession; Guarantee.

Effective upon the consummation of the Second Merger (the “Effective Time”), (i) the New Issuer hereby expressly assumes all the obligations of the Old Issuer under the Indenture and the Notes, as if the New Issuer had been named in the Indenture as the “Company” and (ii) the Guarantor hereby expressly confirms that its Guarantee shall continue to apply to the obligations under the Notes and the Indenture.

Section 3 Ratification and Effect.

Except as expressly amended by this First Supplemental Indenture, the Indenture is in all respects ratified and confirmed and all of the terms, provisions, and conditions thereof shall be and remain in full force and effect. Upon and after the Effective Time, the Indenture shall be supplemented in accordance herewith, this First Supplemental Indenture shall form a part of the Indenture for all purposes, each reference in the Indenture and the Notes to the Indenture shall mean and be a reference to the Indenture as amended hereby, and each reference in the Indenture and the Notes to EnLink Midstream, LLC or the Company shall mean and be a reference to Elk Merger Sub II, L.L.C., as the Successor Company.

Section 4 Governing Law.

THIS FIRST SUPPLEMENTAL INDENTURE FOR ALL PURPOSES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS ENTERED INTO AND TO BE PERFORMED IN SUCH STATE.

Section 5 The Trustee.

The recitals in this First Supplemental Indenture shall be taken as the statements of the New Issuer, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible or accountable in any manner whatsoever for or with respect to the validity or sufficiency of this First Supplemental Indenture. The Trustee shall be under no duty whatsoever to make any determination whether any execution, modification, amendment, supplement, or confirmation to any document is necessary to implement the provisions of this First Supplemental Indenture, and shall be entitled to conclusively rely on the documentation required to be provided under the terms of the Indenture in a form reasonably satisfactory to the Trustee. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this First Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

Section 6 Conflicts.

To the extent of any inconsistency between the terms of the Indenture or the Notes and this First Supplemental Indenture, the terms of this First Supplemental Indenture will control.

Section 7 Miscellaneous.

This First Supplemental Indenture constitutes the entire agreement of the parties hereto with respect to the amendments to the Indenture set forth herein. All covenants and agreements in this First Supplemental Indenture given by the parties hereto shall bind their successors. In case any provision in this First Supplemental Indenture shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or of the Indenture shall not in any way be affected or impaired thereby. The section headings are for convenience only and shall not affect the construction hereof.

Section 8 Counterparts.

This First Supplemental Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code/UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or endorsement of writings when required under the UCC or other Signature Law due to the character or intended character of the writings.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

ISSUER:

ELK MERGER SUB II, L.L.C.

By:	/s/ Walter S. Hulse III
	Name:	Walter S. Hulse III
	Title:	Chief Financial Officer

GUARANTOR:

ENLINK MIDSTREAM PARTNERS, LP
By:	EnLink Midstream GP, LLC,
its General Partner

By:	/s/ Walter S. Hulse III
	Name:	Walter S. Hulse III
	Title:	Chief Financial Officer, Treasurer and
Executive Vice President, Investor Relations and Corporate Development

[Signature Page to First Supplemental Indenture – 5.625% Senior Notes due 2028]

TRUSTEE:

COMPUTERSHARE TRUST COMPANY, N.A.,
as Trustee

By:	/s/ Erika Mullen
	Name:	Erika Mullen
	Title:	Vice President

[Signature Page to First Supplemental Indenture – 5.625% Senior Notes due 2028]